APPLIED MAGNETICS CORPORATION
                             75 Robin Hill Road
                          Goleta, California 93117

                                 ----------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 ----------

To The Stockholders of Applied Magnetics Corporation:

      The Annual Meeting of Stockholders of Applied Magnetics Corporation (the "Company") will be held at the Company's facility at 75 Robin Hill Road, Goleta, California, 93117, on Friday, February 26, 1999 at 10:00 a.m., local time, for the following purposes:

            1. To elect five directors of the Company to serve for the ensuing year and until their successors have been elected and qualified;

            2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 80,000,000 to 120,000,000;

            3. To ratify the appointment of Arthur Andersen LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending October 2, 1999; and

            4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

      Stockholders of record at the close of business on January 22, 1999, will be entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.


                                  /s/ Craig D. Crisman
                                  ------------------------
                                      Craig D. Crisman
                                      Chairman and Chief Executive Officer

Goleta, California
January __, 1999

                           YOUR VOTE IS IMPORTANT

      Please immediately date, sign, and return your proxy in the enclosed envelope. If you attend the meeting, you may withdraw your proxy and vote in person.

                        APPLIED MAGNETICS CORPORATION

                                 ----------

                              PROXY STATEMENT

                                 ----------

            INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

General

      The enclosed Proxy Statement is solicited on behalf of the Board of Directors of Applied Magnetics Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held February 26, 1999, at the Company's facility at 75 Robin Hill Road, Goleta, California, 93117, at 10:00 a.m., local time, and at any adjournments thereof. The Company's principal offices are located at 75 Robin Hill Road, Goleta, California, 93117, and its telephone number is 805/683-5353.

      These proxy solicitation materials are to be mailed on or about January __, 1999 to all stockholders entitled to vote at the meeting.


Revocability

      A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by personal attendance and voting at the Annual Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted (i) for the election of the nominees for director named in this Proxy Statement; (ii) in favor of the increase in the number of shares of Common Stock authorized under the Certificate of Incorporation; and (iii) in favor of the ratification of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending October 2, 1999.

      The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best judgment.


Record Date and Voting

      As of January 22, 1999 (the "Record Date"), the outstanding voting securities of the Company consisted of [24,125,194] shares of $.10 par value Common Stock. The presence in person or by proxy of holders of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.

      Each share of Common Stock has one vote on all matters. Stockholders do not have the right to cumulate their votes in the election of directors.

      The cost of soliciting proxies will be borne by the Company. The Company is retaining Chase Mellon Shareholder Services to solicit proxies for a cost of approximately $5,000 plus out-of-pocket expenses. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telegram.

      Generally, stockholder approval of a matter, other than the election of directors, requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter. Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors. The affirmative vote of the majority of the shares present, in person or by proxy at the meeting and entitled to vote is required for ratification of the selection of Arthur Andersen LLP as independent auditors. Passage of the proposal to approve an amendment to the Company's Certificate of Incorporation to provide for an increase in the Company's authorized Common Stock requires the approval of a majority of the outstanding Common Stock.

      Shares voted to abstain on a matter will be treated as entitled to vote on the matter and will thus have the same effect as "no" votes. Broker non-votes are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes.

      The term "broker non-votes" refers to shares held by a broker in street name which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The election of directors and ratification of the selection of independent certified public accountants are generally considered to be routine matters on which brokers may vote without instructions from beneficial owners. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.


Security Ownership by Principal Stockholders and Management

      The following table contains certain information regarding beneficial ownership of the Company's Common Stock as of January 22, 1999 by (i) each person which is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Chief Executive Officer and the Company's other most highly compensated executive officer (the two officers shall be referred to as the "Named Executive Officers"), and (iv) all directors and executive officers as a group:

                                                                         Percent
                                                    Shares Beneficially    of
       Name                                               Owned           Class
       ----                                               -----           -----
       Non-Employee Directors:
       Herbert M. Dwight, Jr.                          [45,000](1)          *
       Harold R. Frank                                [307,222](1)(2)     [1.3]
       Jerry E. Goldress                               [35,000](1)(3)       *
       R.C. Mercure, Jr.                               [50,533](1)(3)       *

       Executive Officers:
       Craig D. Crisman                               [119,643](4)          *
       Peter T. Altavilla                               [7,858](5)          *

       All Directors and Named Executive Officers
              as a Group (6 persons)                  [571,012](6)        [2.3]

(1) Includes, as to each of Messrs. Dwight and Mercure, and as to each of Messrs. Frank and Goldress, options, exercisable within 60 days, to purchase 45,000 shares and 35,000 shares, respectively, under the 1994 Directors' Plan.

(2) Does not include [571,012] shares held by Wilmington Trust Company, as sole Trustee under irrevocable trusts for three of Mr. Frank's grandchildren, as to all of which he disclaims any beneficial interest. Includes [1,558] shares held by Mr. Frank as custodian under the California Uniform Transfers to Minors Act, as to which shares he disclaims any beneficial interest. Includes options, exercisable within 60 days to purchase 35,000 shares under the 1994 Directors' Plan.

(3) Includes options, exercisable within 60 days, to purchase 35,000 shares under the 1994 Directors' Plan. See "Certain Relationships and Related Transactions ".

(4) Includes currently exercisable options to purchase 119,643 shares to Mr. Crisman, pursuant to the arrangement between Grisanti, Galef & Goldress, Inc. ("GG&G") and the Company. See "Certain Relationships and Related Transactions".

(5) Includes options to purchase 5,000 shares exercisable within 60 days pursuant to options granted under employee stock option plans.

(6)   Includes options to purchase 284,643 shares exercisable within 60 days.

--------
* less than 1%

                    NOMINATION AND ELECTION OF DIRECTORS

Directors and Nominees for Director

      Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified. Unless otherwise instructed, the proxy holders intend to vote the proxies received by them for the election of the nominees named below, all of whom are now members of the Board. It is not anticipated that any of the nominees will decline or be unable to serve as a director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated by the present Board of Directors to fill the vacancy. Each of the directors nominated was elected at the 1998 Annual Meeting.

      The following table sets forth certain information concerning each person nominated for election as director:


       Name                   Age  Director Since   Position or Office
       ----                   ---  --------------   ------------------
       Craig D. Crisman        57      1994      Chairman of the Board and Chief
                                                 Executive Officer of the
                                                 Company

       Harold R. Frank         74      1957      Chairman Emeritus of the
                                                 Company and Director

       Herbert M. Dwight, Jr.  68      1989      Director

       Jerry E. Goldress       68      1995      Director

       R.C. Mercure, Jr.       67      1982      Director

      Mr. Crisman became an employee of the Company on August 1, 1995. Prior to that time, commencing in 1981, he was a member of GG&G. GG&G was engaged by the Company on August 1, 1994, to provide crisis management and turnaround services to the Company. The turnaround engagement was determined to have been successfully completed on July 27, 1995. Mr. Crisman was elected Chief Executive Officer and a director of the Company on August 1, 1994. He was elected Chairman of the Board on November 3, 1995.

      Mr. Frank, founder of the Company, was named Chairman Emeritus of the Company on November 3, 1995. He is also director of Circon Corporation, a producer of endoscopes and ultra miniature color video cameras for medical and industrial applications, Trust Company of the West, a financial institution, and Key Technology, Inc., a manufacturer of automated food processing systems.

      Mr. Dwight is, and for more than five years has been, Chairman and Chief Executive Officer of Optical Coating Laboratory, Inc., which is engaged in the design, development and production of precision optical thin film components. He is also a director of Applied Materials, Inc., a wafer fabrication equipment manufacturer and Advanced Fiber Communications, Inc., a company engaged in providing telecommunications systems for local access.

      Mr. Goldress is, and for more than five years has been, Chief Executive Officer of GG&G. Mr. Goldress is also a director of K2, Inc., a manufacturer of snow skis and fishing tackle. For additional information concerning the relationship between GG&G and the Company see "Certain Relationships and Related Transactions".

      Dr. Mercure has since 1996 been Chairman and Chief Executive Officer of CDM Optics, Inc., a manufacturer of optical components and systems. Up to 1996 he was Professor and Director of the Engineering Management Program at the University of Colorado at Boulder. Dr. Mercure has been a director of the Company since 1982. He is also a director of Ball Corporation, a manufacturer of metal and plastic containers.


Vote Required

      The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the election of directors, the Company believes that abstentions should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions with respect to the election of directors in this manner.


Special Committees and Attendance at Meetings

      The Board of Directors has an Audit Committee whose members in fiscal 1998 were Messrs. Frank and Goldress and Dr. Mercure. The Board of Directors also has a Compensation Committee whose members in fiscal 1998 were Messrs. Dwight, Frank and Goldress.

      The Audit Committee makes recommendations regarding the selection of independent public accountants, reviews reports from its independent public accountants and reviews with them the scope and results of the audit engagement. During fiscal year 1998, there was one meeting of the Audit Committee.

      The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, authorizes and approves the grant of options and awards to executive officers and key employees under the Company's stock option and long-term incentive plans. See "Report of Compensation Committee". During fiscal year 1998, the Compensation Committee met on four occasions.

      The Board of Directors does not have a nominating committee or any other committee which performs a similar function.

      During fiscal year 1998, the Board met nine times. Each director attended more than 75% of the Board meetings and meetings of any committees on which he served during the year.

            APPROVAL TO INCREASE NUMBER OF AUTHORIZED SHARES OF
                COMMON STOCK FROM 80,000,000 TO 120,000,000

      The Board of Directors has unanimously adopted a resolution, subject to stockholder approval, amending the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock from 80,000,000 to 120,000,000. The Board submits that resolution, which follows, to the stockholders:

            "Resolved, that the first paragraph of Article FOURTH of the Certificate of Incorporation be amended to read as follows:

            The total number of shares of stock which the corporation shall have authority to issue is one hundred twenty-five million (125,000,000), consisting of one hundred twenty million (120,000,000) shares of Common Stock of the par value of ten cents ($.10) per share and five million (5,000,000) shares of Preferred Stock of the par value of ten cents ($.10) per share."

      If the proposed amendment is adopted by the stockholders, the Company plans to file a Certificate of Amendment to the Certificate of Incorporation to be effective as soon as practicable following the Annual Meeting of Stockholders.

      On January 22, 1999, of the 80,000,000 authorized shares of Common Stock, a total of [24,125,194] shares was outstanding; 6,182,796 shares were reserved for issuance on conversion of the Company's 7% Convertible Subordinated Debentures Due 2006; 4,661,427 shares were reserved for issuance under the 1994 Plan and 300,000 shares were reserved under the 1994 Directors' Plan.

      On November 25, 1998, the Company announced that it had entered into (i) an Agreement and Plan of Merger with DAS Devices, Inc. ("DAS"), a Delaware corporation, whereby DAS will merge with and into a wholly owned subsidiary of the Company and thereby become a wholly owned subsidiary of the Company in consideration of the issuance of 13,051,872 shares of the Company's Common Stock to the securities holders of DAS, and (ii) a Securities Purchase Agreement with a group of investors (the "Investors") pursuant to which the Company will issue and sell to the Investors up to $20,000,000 (but in no event less than $15,000,000) of shares of Common Stock. The number of shares to be sold to the Investors will be determined by dividing (x) the aggregate purchase price by (y) 80% of the lesser of (A) $6.4682 (the average of the daily closing prices per share of the Common Stock for the five trading days prior to the date of the merger agreement) and (B) the average of the daily closing prices per share of the Common Stock for the five trading days prior to the effective date of the merger. The obligation of the Company to sell the shares to the Investors may be terminated by the Company if the closing price per share of the Common Stock on the trading day immediately preceding the effective date of the merger is less than $4.00. The average daily closing prices for the five trading days prior to November 24, 1998 was $$6.4682. The closing price per share of the Common Stock on January [11], 1999 was $[7.1875]. If the merger had become effective on January 22, 1999, up to [3,868,771] shares of the Company's Common Stock would have been issued and sold to the Investors.

      Although the Company has no other present plans, agreements, or commitments for the issuance of additional shares of Common Stock, the Board believes that the availability of additional shares will afford the Company greater flexibility in considering possible future actions, such as stock splits or stock dividends. The additional shares will also be available for future acquisitions of property and of securities of other companies and for other corporate purposes. The additional shares will be available for issuance from time to time without future action by the stockholders and without first offering such shares to the stockholders. Stockholders do not have preemptive rights with respect to the Common Stock. The issuance of Common Stock, or securities convertible into Common Stock on other than a pro-rata basis, would result in the dilution of a present stockholder's interest in the Company.

      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required for the adoption of the proposed amendment.

      The Board of Directors of the Company recommends that the stockholders vote FOR the amendment of the Certificate of Incorporation to increase the authorized number of shares of Common Stock.


                           SELECTION OF AUDITORS

      The Board of Directors of the Company has appointed Arthur Andersen LLP, independent certified public accountants, as auditors of the Company for the year ending October 2, 1999, and has further directed that management submit the selection of auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements for the past thirty-two years. This firm will have representatives at the Annual Meeting who will be available to respond to appropriate questions.

Vote Required

      Affirmative votes constituting a majority of the votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting will be required to approve the ratification of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending October 2, 1999.

      The Board of Directors of the Company recommends that the stockholders vote FOR the ratification of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending October 2, 1999.


                             OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") certain reports on prescribed forms regarding ownership of and transactions in the Company's securities. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of the copies of such forms received by it and written representations from reporting persons, the Company has determined that in November 1997, Mr. Frank made a sale of 20,000 shares that was reported on a 1998 Form 5. To the Company's knowledge, all other Section 16 reporting requirements applicable to its directors and other executive officers were complied with for fiscal year 1998.

                       EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

      The following table shows, as to the Chief Executive Officer and the one other most highly compensated executive officer whose salary plus bonus exceeded $100,000, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended October 3, 1998, as well as the total compensation paid to each such individual in each of the Company's previous two fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year).

           Annual Compensation                                     Long term Compensation
           -------------------                                     ----------------------
                                                              Awards                Payouts
                                                              ------                -------
                                                      Other Annual   Restricted    Securities      LTIP
      Name and                                        Compensation     Stock       Underlying      Payouts    All Other
Principal Position   Year    Salary ($)  Bonus ($)      ($) (1)     Awards ($)(2)  Option ($)(3)   ($)(2)    Compensation ($)
------------------   ----    ----------  ---------      -------     -------------  -------------   ------    ----------------
Chris C. Crisman     1998    450,000           0           0              0         100,000           0            0
Chief Executive      1997    422,500     431,809           0              0         200,000           0            0
Officer              1996    375,000     189,287           0              0         100,000           0            0

Peter T. Altavilla   1998    138,316           0           0              0          30,000           0            0
Controller and       1997    129,616      66,959           0         56,925          15,000           0            0
Secretary            1996    115,866      40,431           0              0          10,000           0            0
----------------------------

(1) The value of perquisites, if any, fell below $50,000 or 10% of reported base salary and bonus for each executive.

(2) The restricted stock awards to Mr. Altavilla were issued under the 1989 Plan and are subject to restrictions under the 1989 Plan that, among other things, prohibit the sale or transfer of the common stock. Accordingly, awards under the 1989 Plan are considered restricted stock. These restrictions are automatically removed ten years following the date of the award provided the participant is still employed by the Company. Restrictions may be removed earlier, if certain predetermined performance objectives are achieved. The shares awarded in 1997 were issued with restrictions to be lifted if Mr. Altavilla met certain performance objectives. An aggregate of 1,800 shares of common stock was awarded in 1997, valued at $56,925 and is subject to restrictions under the terms of the 1989 Plan. The restrictions on 900 shares were lifted on January 2, 1998 and the aggregate value of these shares based on the closing price of the NYSE of $12.375 on such date was $11,130.

(3) Includes all stock options granted during the year. No Stock Appreciation Right's (SARs) were granted and no stock options were granted in tandem with any SARs.

      On August 1, 1995, the Company entered into an employment agreement ("the Employment Agreement"), with Mr. Crisman employing him as Chief Executive Officer and Chairman of the Board of the Company for a term ending on July 31, 2000. Under the terms of the Employment Agreement, as amended, Mr. Crisman receives a current base salary of $450,000 per year. Upon execution of the Employment Agreement Mr. Crisman received a grant of nonqualified options to purchase 300,000 shares of the Company's common stock at the then fair market price of the Company's common stock.

Stock Option Grants and Exercises

      The following tables set forth the stock options granted to the named executive officers under the Company's stock option plans, and the options exercised by such named executive officers, during the fiscal year ended October 3, 1998.

      The Option/SAR Grant Table sets forth hypothetical gains for the options at the end of their respective ten-year terms, as calculated in accordance with the rules of the SEC. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price of 5% and 10%, less the exercise price, from the date the option was granted to the end of the option term. Actual gains, if any, on option exercise are dependent on the future appreciation in value of the Company's common stock which appreciation, if any, would benefit the Company's stockholders as well as persons to whom options have been granted.

                          Options Grants in Fiscal 1998
                                                                                                  Potential Realizable
                                                                                                  Value at Assumed
                                                                                                  Annual Rates of
                                                                                                    Stock Price
                                                                                                  Appreciation for
Name                                                Individual Grants                             Option Term($)(3)
----                                                -----------------                             -----------------
                                     Percentage of
                      Number of      Total Options
                      Securities     Granted to
                      Underlying     Employees
                      Options        in Fiscal        Exercise Price
                      Granted (#)    1998(1)          Per Share ($/Sh)(2)    Expiration Date       5%         10%
                      -----------    -------          -------------------    ---------------       --         ---
Craig Crisman         100,000        8.1              4.38                   September 17,         275,141    697,262
                                                                             2008

Peter T. Altavilla     30,000        2.4              4.38                   September 17,          82,542    209,179
                                                                             2008
----------------

(1)   The Company did not grant SARs in fiscal 1998.

(2) Options were granted in fiscal 1998 at fair market value and are exercisable in cumulative annual installments of 25% of the shares granted beginning one year after date of grant, and in all cases expire ten years from the grant date.

(3) Potential realizable value is based on an assumption that the price, of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.

                         Ten-Year Option/SAR Repricings
                                                                                                                     Length of
                                                                                                                     Original
                                                                    Market Price                                     Option Term
                                                  Number of         of Stock at       Exercise Price                 Remaining at
                                                  Options/SARs      Time of           at Time of        New          Date Of
                                                  Repriced or       Repricing or      Repricing or      Exercise     Repricing or
Name                    Date                      Amended (#)       Amendment ($)     Amendment($)      Price ($)    Amendment
----                    ----                      -----------       -------------     ------------      ---------    ---------
Craig Crisman           May 9, 1997               100,000           31.63              40.00             31.63       117 months (1)
                        February 6, 1998          100,000           11.94              15.25             11.94        96 months
                        February 6, 1998          100,000           11.94              31.63             11.94       111 months
                        February 6, 1998          100,000           11.94              35.56             11.94       114 months
                        September 17, 1998        300,000            4.38               8.50              4.38        83 months
                        September 17, 1998        300,000            4.38              11.94              4.38       113 months
                        September 17, 1998        100,000            4.38               6.25              4.38       119 months

Peter T. Altavilla      May 9, 1997                15,000           31.63              40.00             31.63       117 months (2)
                        February 6, 1998           15,000           11.94              31.63             11.94       111 months
                        September 17, 1998          1,250            4.38               5.88              4.38        48 months
                        September 18, 1998         10,000            4.38              15.25              4.38        89 months
                        September 19, 1998         45,000            4.38              11.94              4.38       113 months
---------

(1) Options granted to Mr. Crisman on January 20, 1997 were canceled and new options were granted on May 9, 1997 with the same terms, except for the change in exercise price from $40.00 to $31.63. Options granted to Mr. Crisman on February 9, 1996, May 9, 1997 and August 8, 1997 were canceled and new options were granted on February 6, 1998 with the same terms, except for the change in exercise prices from $15.25,$ 31.63 and $35.56 were changed respectively to $11.94. Options granted to Mr. Crisman on August 1, 1995, February 6, 1998 and August 7, 1998 were canceled and new options were granted on September 17, 1998 with the same terms, except for the change in exercise prices from $8.50, $11.94 and $6.25 respectively to 4.38.

(2) Options granted to Mr. Altavilla on January 20, 1997 were canceled and new options were granted on May 9, 1997 with the same terms, except for the change in exercise price from $40.00 to $31.63. Options granted to Mr. Altavilla on May 9, 1997 were canceled and new options were granted on February 6, 1998 with the same terms, except for the change in exercise price from $31.63 to $11.94. Options granted to Mr. Altavilla on September 25, 1992, February 9, 1996 and February 6, 1998 were canceled and new options were granted on September 17, 1998 with the same terms, except for the change in exercise prices from $5.65, $15.25 and $11.94 respectively to $4.38.

                   Aggregated Option Exercises Fiscal 1998 and
                            Fiscal 1998 Option Value
                                                                  Number of Securities
                                                              Underlying Unexercised
                                                                       Options at                   In-the-Money-Options at
                                                                    October 3, 1998                      October 3, 1998
                                                                    ---------------                      ---------------
                          Shares
                       Acquired on         Value
Name                   Exercise (#)     Realized ($)    Exercisable (#)   Unexercisable (#)    Exercisable ($)    Unexercisable ($)
----                   -------------    ------------    ---------------   -----------------    ---------------    -----------------
Craig C. Crisman            0                 0            119,643             700,000             7,478                0
Peter T. Altavilla          0                 0              5,000              56,250             1,563                0

---------

(1) Calculated on the basis of the closing price of the Company's common stock on the New York Stock Exchange, $4.1875 per share, at October 2, 1998.


Remuneration of Directors

      Messrs. Dwight, Frank, Goldress and Dr. Mercure were each paid an annual retainer of $15,000 and received $1,250 for each board meeting attended during the fiscal year ended October 3, 1998. Directors who are not otherwise employed by the Company, but who serve as members of the Audit or Compensation Committees are entitled to be paid $1,250 for attendance at meetings of such Committees if they occur on days other than on a regularly scheduled board meeting day. Directors are not compensated for meetings held by teleconferencing facilities. Travel and accommodation expenses incurred by directors in attending board and committee meetings are reimbursed.

      Under the Company's 1994 Non-Employee Directors' Plan, (the "1994 Directors' Plan") which was approved by the stockholders at the 1994 annual meeting, options to purchase 5,000 shares of common stock were granted to each of Messrs. Dwight, Frank, Goldress and Dr. Mercure on March 2, 1998, at an exercise price of $11.6875 per share. Under the 1994 Directors' Plan, so long as each person serves as a director, he will be granted an option to purchase 5,000 shares on March 1 of each subsequent year.

      The exercise price of each option granted under the 1994 Directors' Plan is set at the fair market value of the common stock on the date of grant. If the common stock is listed on a stock exchange, fair market value will be the closing price of the common stock on such exchange on the date of grant; provided, however, that if the date of grant falls on a day when such exchange is not open for the trading, the fair market value will be set at the closing price of the common stock on such exchange on the first trading day immediately following the date of grant.

Certain Relationships and Related Transactions

      On August 1, 1994, the Company entered into an agreement with GG&G (the "GG&G Agreement") pursuant to which GG&G was retained by the Company to provide crisis management and turnaround services. Mr. Crisman was the principal consultant assigned by GG&G to perform these services and was appointed to serve as Chief Executive Officer of the Company. Under the terms of the GG&G agreement, GG&G was paid a monthly fee of $70,000 plus expenses through May 1995. The monthly fee was reduced to $55,000 effective June 1995 for the services of Mr. Crisman and any other consultants assigned by GG&G to provide services to the Company. In July 1995, the Board concluded that the turnaround engagement of GG&G had been successfully completed, and the agreement with GG&G was then terminated. The Company paid a total of $140,000 and $680,000 in consulting fees to GG&G in fiscal 1994 and fiscal 1995, respectively.

      In December 1994, the Company also granted an option to GG&G Equity Partners, a partnership comprised in part of members of GG&G, to purchase 250,000 Shares of common stock at the then market price of $4.125 per share as a success fee (the "GG&G options"). At approximately the same time, the GG&G options were assigned to the individual partners of GG&G Equity Partners, including Messrs. Goldress, Crisman and Brian Stone. The options, are nonqualified options which are currently exercisable and the shares issuable upon exercise of these options have been registered under the Securities Act of 1933, as amended, on Form S-3.

      Following the termination of the GG&G Agreement on August 1, 1995, Mr. Crisman was hired by the Company as Chief Executive Officer. On November 3, 1995, he was elected Chairman of the Board. Pursuant to the GG&G Agreement, a recruiting fee of $131,250 was paid to GG&G upon the employment of Mr. Crisman and final payments of $50,802 were paid during fiscal 1996.

      In March, 1996, Magnetic Data Technologies, Inc. ("MDT"), a subsidiary of the Company, (formerly "Delta Bravo, Inc.") engaged the services of Brian R. Stone, a GG&G consultant, and formerly Acting Chief Financial Officer of the Company, as Chief Executive Officer of MDT. In accordance with that engagement, MDT pays to GG&G a monthly fee of $35,000. The Board of Directors of the Company has also approved payment to GG&G of a success fee linked directly to cash proceeds to the Company resulting from the operations of MDT and its subsidiaries and from their sale to a third party. In the event MDT is not sold, the success fee will be based on the earnings of MDT and its subsidiaries. MDT paid a total of $245,000 and $420,000 in consulting fees to GG&G in fiscal 1996 and fiscal 1997, respectively.

      On November 3, 1995, Jerry E. Goldress, Chief Executive Officer and the majority shareholder of GG&G, was elected to the Board of Directors of the Company.

Severance Agreements

      The Company has entered into severance agreements with certain executive officers and key employees of the Company, including both of the named executive officers shown in the Summary Compensation Table.

      These agreements are intended to provide for continuity of management in the event of a change in control of the Company. The agreements provide that covered executive officers and key employees could be entitled to certain severance benefits following a change in control of the Company. If, following a change in control, the executive officer or key employee is terminated by the Company for any reason, other than for disability or for cause, or if such executive officer or key employee terminates his or her employment for good reason (as this term is defined in the agreements), then the executive officer or key employee is entitled to a severance payment that will be the executive's or key employee's base amount for a period of twelve months, as defined in the agreements. The severance payment generally is made in the form of a lump sum.

      "Base amount" means the sum of (a) the executive officer's or key employee's then monthly base salary; (b) the executive's or key employee's then monthly car allowance, if any, and (c) one-twelfth of an amount equal to any bonus the executive officer or key employee received or was entitled to receive for the fiscal year immediately preceding a change in control.

      If a change in control occurs, the agreements are effective for a period of three years thereafter. Under the severance agreements, a change in control would include any of the following events: (1) any "person", as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of the Company's voting securities; (ii) a majority of the Company's directors are replaced during a two-year period; or (iii) shareholders approve certain mergers, or a liquidation, or sale of the Company's assets.

Compensation Committee Interlocks and Insider Participation

      During fiscal year 1998, the Compensation Committee consisted of Messrs. Dwight, Frank and Goldress. Mr. Frank was an employee and officer of the Company until November 3, 1995, when he retired. Mr. Dwight and Mr. Goldress have never been officers or employees of the Company or any of its subsidiaries. Mr. Goldress, Chief Executive Officer of GG&G, was appointed to the Board of Directors on November 3, 1995. He was elected to the Board at the 1996 annual meeting of stockholders. See "Certain Relationships and Related Mergers."

Report of Compensation Committee

      The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of the three independent, non-employee directors named below. See the description of the Compensation Committee above.

Compensation Policies

      Policies governing the compensation of the Company's executives are established and monitored by the Compensation Committee. All decisions relating to the compensation of the Company's executives during fiscal 1998 were made by the Compensation Committee.

      In administering its compensation program, the Compensation Committee follows the belief that compensation should reflect the value created for stockholders while supporting the Company's strategic goals. In doing so, the compensation programs reflect the following themes:

      o The Company's compensation programs should be effective in attracting, motivating and retaining key executives

      o There should be a correlation among the compensation awarded to an executive, the performance of the Company as a whole, and the executive's individual performance

      o The Company's compensation programs should provide the executives with a financial interest in The Company similar to the interests of the Company's stockholders

      o The Company's compensation program should strike an appropriate balance between short and long term performance objectives

Elements of Compensation Programs

      At least annually, the Committee reviews the Company's executive officer compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The three basic components of the program, each of which is intended to serve the overall compensation philosophy, are as follows:

      Base Salary. Base salary levels are, in part, established through comparisons with companies of similar size engaged in the same or similar business as that of the Company. Actual salaries are based on individual performance of the executive officer within the salary range reflecting job evaluation and market comparisons. Base salary levels for executive officers are reviewed annually and established within a range deemed by the Committee to be reasonable and competitive. The Committee recommended no increases in base salary for the executive officers in fiscal 1998.

      Annual Incentives. The Company's executive officers are eligible to participate in the annual incentive compensation program whose awards are based on the attainment of certain operating and individual goals. The objective of this program is to provide competitive levels of compensation in return for the attainment of certain financial objectives that the Committee believes are primary factors in the enhancement of shareholder value. In particular, the program seeks to focus the attention of executive officers towards earnings growth. Bonuses for executive officers of the Company under this program are intended to be consistent with targeted awards of companies of similar size and engaged in the same or similar business as that of the Company. Actual awards are subject to adjustment up or down, at the discretion of the Committee, based on the Company's overall performance. The Compensation Committee did not award bonuses for fiscal 1998.

      Long-term Incentives. As an important element in retaining and motivating the Company's senior management the Committee believes that those persons who have substantial responsibility for the management and growth of the Company should be provided with an opportunity to increase their ownership of the Company stock. Therefore, executive officers and certain other key employees are eligible to receive stock options from time to time, giving them the right to purchase shares of common stock of the Company at a specified price in the future. The number of stock options granted to executive officers is based on various factors, including the respective scope of accountability, strategic and operational goals and anticipated performance and contributions of the individual executive. Each non-employee director receives annually, on a prescribed date, options to purchase 5,000 shares of common stock at an exercise price equal to the closing price of the Company's common stock on the date of grant as reported on the New York Stock Exchange. Non-employee directors constitute a committee of disinterested directors to administer the granting of all other options under the Company's stock option plans.

      Regranting of Stock Options. During fiscal year 1998, in response to a substantial increase in competitive efforts to recruit employees critical to the continued success of the Company, the Compensation Committee, with the consent of the affected optionees, approved the cancellation of certain outstanding stock options and the regrant of options at the then current market price of the Company's common stock. Intense competition exists for skilled engineers and other key employees in the magnetic recording head industry and the use of stock options for retention and motivation of key employees is pervasive in high technology industries. The Compensation Committee believes that stock options are a critical component of the compensation offered by the Company to promote the long term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company.

      The market price of the Company's Common Stock declined substantially from October 1, 1997 to February 6, 1998, the date the Compensation Committee approved the cancellation and regrant of options. The market price of the Company's Common Stock continued to decline from February 6, 1998 to September 17, 1998, at which time the Committee again approved the cancellation and regrant of options. In light of the substantial decline in the market price, the Committee believed that the outstanding stock options at an exercise price substantially in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. All employees holding options on February 6, 1998, and on September 17, 1998 were eligible to participate in the option regrants. Eligible optionees were permitted to exchange options that were granted under the Company's stock option plans that had been granted to the optionees prior to the respective regrant dates. The options were regranted on the basis of one for one, at an exercise price equal to the closing price of the Company's Common Stock, as reflected on the New York Stock Exchange, on the respective regrant dates. The new options provided for the same vesting schedule and term as the existing options commencing on the date of grant. Regranted options for Messrs. Crisman and Altavilla provided for the purchase of 300,000 shares and 15,000 shares, respectively, on February 6, 1998 and 700,000 shares and 56,250 shares, respectively, on September 17, 1998. Regranted options to all employees represented options to purchase a total of 1,140,799 shares on February 6, 1998 and 2,841,022 shares on September 17, 1998.

Chief Executive Officer's Compensation

      Mr. Crisman's compensation is determined pursuant to the principles noted above. The Committee, in considering his compensation for fiscal 1998, reviewed his existing compensation arrangements, comparable compensation for chief executive officers of other companies and the performance of both Mr. Crisman and the Company. In order to provide a long-term incentive to Mr. Crisman, the Committee granted to him nonqualified stock options to purchase 100,000 shares of the Company's Common Stock at fair market value on the date of grant. Mr. Crisman did not receive an increase in his base salary or a bonus during fiscal 1998.

                                   Members of the Compensation Committee:

                                   Herbert M. Dwight, Jr.
                                   Harold R. Frank
                                   Jerry E. Goldress

      Policy With Respect To Internal Revenue Code Section 162(m). In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add Section 162(m).
Section 162(m), and regulations thereunder adopted in 1995, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation" the material terms of which are disclosed to and approved by stockholders. At the present time, the Company's highest paid executive officer receives compensation below the $1,000,000 pay limit. The Company believes that the compensation payable to the highest paid executive officer will most likely not be affected by the regulation in fiscal year 1999. While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

                             PERFORMANCE GRAPH



              Comparison of Five Year Cumulative Total Return*
           Among Applied Magnetics Corporation, the S&P 500 Index
             and the Hambrecht & Quist Computer Hardware Index


                                              Cumulative Total Return
                                     -------------------------------------------
                                     9/93  9/94    9/95    9/96    9/97    9/98
                                     -------------------------------------------
Applied Magnetics Corporation        100   47.95  171.23  195.89  366.44  46.58

S&P Technology Sector                100  103.69  134.53  161.89  227.37  247.93

Hambrecht & Quist Computer Hardware  100  132.22  210.53  254.70  492.40  549.65

----------
* $100 invested on September 30, 1993 in stock or index including reinvestment of dividends. Fiscal year ending October 3.


                 STOCKHOLDERS PROPOSALS-1999 ANNUAL MEETING

      Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received at the Company's offices on or before September 1, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy related to such meeting.


                               OTHER MATTERS

      The Company knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

                        APPLIED MAGNETICS CORPORATION

                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


            The undersigned stockholder of Applied Magnetics Corporation, a Delaware corporation (the "Company"), hereby appoints Craig D. Crisman and Peter
T. Altavilla, and each of them, with full power of substitution, as proxy for the undersigned to vote and otherwise represent all the shares registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Friday, February 26, 1999 at 10:00 a.m., 75 Robin Hill Road, Goleta, California, 93117, and any adjournment thereof, with the same effect as if the undersigned were present and voting such shares on the following matters and in the following manner as further described in the accompanying Proxy Statement.

            Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact thereunder.

            The undersigned acknowledge receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company's 1998 Annual Report to Stockholders.

            The shares represented by the proxy will be voted in accordance with the specification made. If no specification is made, the Shares represented by this proxy will be voted for each of the nominees and proposals.

            The proxies are authorized to vote and otherwise represent the shares of the undersigned on any other matters which may properly come before the meeting or any adjournment, according to their decision and in their discretion.

            PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

                                                             X    Please mark
                                                                  your votes as
                                                                  indicated in
                                                                  this sample

            The Board of Directors unanimously recommends a vote "FOR" Proposals 1, 2 and 3:


1.    ELECTION OF DIRECTORS NOMINEES:             FOR all       WITHHOLD
      Craig D. Crisman, Herbert M. Dwight, Jr.    nominees      AUTHORITY
      Harold R. Frank, Jerry E. Goldress and      listed        to vote for
      Dr. R.C. Mercure, Jr.                       (except as    ALL nominees
                                                  indicated in
                                                  the space
                                                  below)
                                                    [ ]             [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
------------------------------------------

2.    To approve an amendment to the
      Company's Certificate of                    FOR      AGAINST     ABSTAIN
      Incorporation, to increase the              [ ]        [ ]          [ ]
      number of shares of Common Stock
      authorized for issuance from
      80,000,000 to 120,000,000

3.    To ratify the appointment of Arthur
      Andersen LLP, independent certified         FOR      AGAINST     ABSTAIN
      public accountants, as auditors for         [ ]        [ ]          [ ]
      the Company for the fiscal year
      ending October 2, 1999.

I plan to attend the meeting:                     [ ]


IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR EACH OF THE PROPOSALS SET FORTH ABOVE.





PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES.

Dated:  _____________________, 1999


--------------------------------
Signature(s)

Please date and sign exactly as your name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name and title by duly authorized officer. Executors, trustees, guardians and the like should give full title as such.